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Exhibit 99.1

News Release

Media Contacts:
Mary Amundsen—816-467-3652
Media Relations—816-467-3000

Investor Contacts:
Neala Clark—816-467-3562

STANDARD & POOR'S CONCLUDES REVIEW; AQUILA MAINTAINS
INVESTMENT GRADE RATING

        KANSAS CITY, MO, September 4, 2002—Aquila, Inc. (NYSE: ILA) announced today that Standard & Poor's has confirmed Aquila's investment grade credit rating and removed the company from credit watch. Today's action by Standard & Poor's moves Aquila's credit rating to BBB- from BBB and places the company on negative outlook. Aquila is rated investment grade by two of the three rating agencies.

        As a part of its credit assessment, Standard & Poor's stated that to maintain credit quality in the triple-B range Aquila must complete asset sales, further reduce business risk and improve utility operations.

        "We're extremely encouraged by Standard & Poor's decision to preserve our investment grade credit rating," said Robert K. Green, president and chief executive officer. "Their action is confirmation that we're taking the right steps.

        "We'll continue to focus on executing our asset sales program and exiting the wholesale energy marketing and trading business as part of our continuing commitment to a stronger credit profile."

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns and operates power generation and mid-stream natural gas assets. At June 30, 2002, Aquila had total assets of $11.9 billion. More information is available at www.aquila.com.

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  Exhibit 99.1
STANDARD & POOR'S CONCLUDES REVIEW; AQUILA MAINTAINS INVESTMENT GRADE RATING